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                                                                    EXHIBIT 12.3


                           TransTexas Gas Corporation
                 Ratio of Earnings to Combined Fixed Charges and
                       Preferred Stock Dividend Payments
                         Six Months Ended July 31, 2000
                           (in thousands of dollars)



Income before income taxes                                $  2,592
Add:
   Interest expense, net of amounts capitalized             17,883
   Portion of rental expense representative of an
   interest factor                                             488
                                                          --------
        Earnings (A)                                      $ 20,963
                                                          ========
Fixed charges:
   Total interest                                         $ 24,817
   Preferred stock dividend requirements                    23,263
   Portion of rental expense representative of an interest
   factor                                                      488
                                                          --------
   Fixed charges (B)                                      $ 48,568
                                                          ========
Ratio of earnings to fixed charges (A/B)                        --
                                                          ========
Earnings inadequate to cover fixed charges                $ 27,605
                                                          ========